Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FIRST QUARTER FISCAL 2008

FINANCIAL RESULTS

LAKE FOREST, Calif., June 14, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices, and a provider of wireless test solutions and wireless emergency call box systems, today announced financial results for the first quarter of fiscal 2008 ended April 30, 2007.

“The first quarter results were as expected and largely reflect the transition of our ChargeSource distribution business,” said Tom Franza, President and Chief Executive Officer of Comarco. Revenue for the first quarter of fiscal 2008 was $5.4 million, compared with $10.6 million in revenue for the first quarter of fiscal 2007. The Company reported a net loss for the recent first fiscal quarter of $1.6 million, or $(0.22) per share. This compared with a net loss of $575,000, or $(0.08) per share, in the first quarter of fiscal 2007.

“During the first quarter, we signed a non-exclusive distribution agreement with Kensington that will allow us to engage with additional distribution partners,” continued Mr. Franza. “Prior to the recent agreement, Kensington was our exclusive ChargeSource distributor. Orders from Kensington were significantly below those of the prior year, and we believe Kensington cut back on its orders in order to reduce the ChargeSource products in its inventory. We anticipate that revenues from the ChargeSource business will improve in the second half of fiscal 2008 as we begin to ship more products to Kensington and other new distributors. In addition, we are very encouraged by the progress we have made in developing a small form factor power adaptor for use with our initiative with leading OEMs. These adaptors would be branded by the OEMs and manufactured in substantial volumes, providing an excellent opportunity for Comarco.”

“Sales of our Wireless Testing Solutions (WTS) business also decreased from the first quarter of fiscal 2007, reflecting slowing demand across all of our regions. Our development efforts with our partner Ascom are going extremely well and we are on track to launch our next-generation WTS products in the second half of fiscal 2008,” Mr. Franza continued. “As anticipated, call box revenue also declined compared with the prior year’s fiscal first quarter as we complete the upgrades under previously awarded contracts.”

“Looking forward, we believe we will begin to see some results from the steps we are taking now in the second half of the fiscal year. We anticipate improved ChargeSource sales as we expand our distribution and as the initiative with OEMs gains traction. We expect to introduce new WTS products to the market in the third quarter of fiscal 2008.

“Finally, we recently announced the formation of an Executive Committee of the Board of Directors to augment the resources devoted to evaluating the Company’s strategic business and operational focus, improve financial performance and to lead the effort to recruit two additional independent board members,” concluded Mr. Franza.

ChargeSource revenue for the first quarter of fiscal 2008 was $321,000, a decrease of 92% compared with $4.1 million reported for the first quarter of fiscal 2007. WTS revenue was $2.6 million in the

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

first quarter of fiscal 2008, down 27% compared with $3.6 million reported for the first quarter of fiscal 2007. Callbox revenue was $2.5 million for the first quarter of fiscal 2008, down 13% from $2.8 million reported in the first quarter of fiscal 2007.

The Company reported $22 million in cash at April 30, 2007, after giving effect to the special dividend of $1 per share paid during the quarter.

Business Outlook

The Company’s outlook for fiscal 2008 remains unchanged. Fiscal 2008 is expected to be a year of transition. The Company will continue to transition the retail distribution of its ChargeSource products to multiple distribution partners under non-exclusive distribution agreements. Shipments to Kensington under a recently executed non-exclusive distribution agreement are expected to commence during the second half of fiscal 2008. The Company is currently negotiating additional non-exclusive retail channel arrangements with other distributors and brands. Also, the Company is currently developing two products specifically for a leading OEM of notebook computers to be branded and marketed by the OEM as an option in conjunction with the sale of notebook computers. If successful, the Company expects to go into volume production during the second half of fiscal 2008.

The Company’s ChargeSource business is also responding to interest from the leading OEMs for a small form factor power adapter to be sold “in-the-box” with notebook computers. It is difficult to predict the timing and amount of any revenue attributable to this “in-the-box” initiative. However, the Company is in negotiations with tier-one electronics contract manufacturers to enable the Company to execute on these highly price-competitive high volume opportunities.

During fiscal 2007, demand for the Company’s WTS products decreased compared to the prior fiscal year driven by widespread industry consolidation, delays in purchasing decisions by customers, primarily wireless carriers, and increased competition and price pressure. It is difficult to predict when these negative trends will abate or improve. While it may take several quarters for market demand to recover, the Company continues to develop the next-generation 3G and 4G wireless network optimization and Quality of Service (“QoS”) systems through an alliance with Ascom AG, a leading Swiss company with the largest installed base of wireless QoS systems in the world. These new products are expected to be available for sale during the second half of fiscal 2008. Currently, WTS revenue for fiscal 2008 is expected to be less than WTS revenue for fiscal 2007.

During fiscal 2008, the Company’s call box business is expected to substantially complete the digital and text-telephony (“TTY”) upgrade contracts awarded in the prior fiscal years. As a significant portion of the installed base was upgraded during fiscal 2007, the Company expects call box revenue for fiscal 2008 to decrease compared to fiscal 2007. During fiscal 2007, the amount and timing of call box upgrade revenue was impacted by customer delays. Upgrade contracts expected to be completed during fiscal 2008 could also be subject to customer delays.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2007.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal first quarter ended April 30, 2007 and current corporate developments at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) on Friday, June 15, 2007. Dial (800) 257-1836 domestically or (303) 262-2140 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11091856#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jenifer Kirtland
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2007	2006
Revenue	$5,415	$10,555
Cost of sales	3,236	7,024

Gross profit	2,179	3,531
Selling, general and administrative costs	2,406	2,517
Engineering and support costs	1,951	1,879

Operating loss	(2,178)	(865)
Other income	274	229
Gain on sale of equipment, net	321	—
Gain on sale of investment in SwissQual	—	61

Loss before income taxes	(1,583)	(575)
Income tax expense	32	—

Net loss	$(1,615)	$(575)

Basic and diluted loss per share:
Net loss	$(0.22)	$(0.08)

Weighted average common shares outstanding:
Basic	7,366	7,429

Diluted	7,366	7,429

Common shares outstanding:	7,371	7,430

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2007	January 31, 2007 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$21,998	$26,360
Short-term investments	700	897
Accounts receivable, net	4,002	10,942
Inventory	5,109	5,452
Other current assets	364	427

Total current assets	32,173	44,078
Property and equipment, net	2,915	3,331
Software development costs, net	104	243
Intangible assets, net	731	820
Goodwill	2,394	2,394
Restricted cash	500	500
Other assets	47	47

	$38,864	$51,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$518	$718
Deferred revenue	2,165	2,586
Deferred compensation	700	897
Accrued liabilities	3,424	6,259

Total current liabilities	6,807	10,460
Deferred income taxes	59	59
Tax liability: FIN 48	86	—
Deferred rent	720	767
Deferred revenue	2,169	2,138

Total liabilities	9,841	13,424

Stockholders’ equity	29,023	37,989

	$38,864	$51,413

(A)	Derived from the audited consolidated financial statements as of January 31, 2007.

25541 Commercentre Drive, Lake Forest, CA 92630 U.S.A.        Office: (949) 599-7400        Fax: (949) 599-1415